Exhibit 99.1

Flexsteel Reports Fourth Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 16, 2016--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported fourth quarter and fiscal year financial results.

Fiscal Year End Financial Highlights:

  Net sales increased to a record $500 million, a 7.1% increase;
  Net income increased to a record $24 million, an 8.7% increase; and
  Ending cash balance increased $35 million, after eliminating all borrowings.

Net sales for the quarters ended June 30, (in millions):

	2016	2015	$ Change	% Change
Residential	$103.1	$103.0	$0.1	0.1%
Commercial	19.7	18.3	1.4	7.7%
Total	$122.8	$121.3	$1.5	1.2%

Residential net sales increased but were partially offset by lower delivery charges associated with lower fuel costs. The increase in commercial net sales was evenly split between price and volume.

Net sales for the fiscal years ended June 30, (in millions):

	2016	2015	$ Change	% Change
Residential	$420.9	$393.1	$27.8	7.1%
Commercial	79.2	73.8	5.4	7.3%
Total	$500.1	$466.9	$33.2	7.1%

This was the third consecutive year of record net sales and the seventh consecutive year of growth. The increase in residential net sales was substantially due to increased sales volume in upholstered and ready-to-assemble products partially offset by discounting of certain case goods and lower delivery charges associated with lower fuel costs. The increase in commercial net sales was substantially due to volume.

Gross margin as a percent of net sales for the quarter ended June 30, 2016 was 24.0% compared to 22.7% for the prior year quarter. In the current quarter, the Company received a settlement of $1.3 million from the Polyurethane Foam Antitrust Litigation, contributing 1.1% to the improved gross margin.

For the fiscal year ended June 30, 2016, gross margin as a percent of net sales was 22.7% compared to 23.5% for the prior fiscal year. The Company’s investment in its expanded distribution network, designed to meet current and future customer needs while improving operations became operational in the fourth quarter of fiscal year 2015. This investment increased costs by $2.5 million during fiscal year 2016 or 0.5% of net sales.

Selling, general and administrative (SG&A) expenses were 16.7% of net sales in the current year quarter, compared to 15.7% of net sales in the prior year quarter. SG&A expenses increased $1.0 million or 0.8% as a result of the Company’s continued investment with strategic customers to enhance brand recognition.

For the fiscal year ended June 30, 2016, SG&A expenses were 15.6% of net sales compared to 16.2% of net sales in the prior period. The improvement in SG&A as a percentage of net sales reflects fixed cost leverage on higher sales volume.

During the fiscal year ended June 30, 2016, litigation settlement reimbursements were $2.3 million compared to $0.3 million in the prior year period. The reimbursements are included in “litigation settlement reimbursements” in the Consolidated Statements of Income.

The effective income tax rate was 30.5% and 35.6% for the quarters ended June 30, 2016 and 2015, respectively. During the quarter ended June 30, 2016, the Company recorded a reduction in income tax expense of $1.0 million related to changes in measurement of uncertain tax positions based on recent experiences with various state tax authorities.

The effective income rate was 36.1% and 37.3% for the fiscal years ended June 30, 2016 and 2015, respectively. The primary change in the rate is related to the change in uncertain tax positions discussed above.

The above factors resulted in net income of $6.2 million or $0.78 per share for the quarter ended June 30, 2016, compared to $5.8 million or $0.74 per share in the prior year quarter.

The above factors resulted in the fifth consecutive year of record net income yielding $24.2 million or $3.12 per share for the fiscal year ended June 30, 2016 compared to $22.3 million or $2.89 per share in the prior year period.

Working capital (current assets less current liabilities) at June 30, 2016 was $143 million compared to $120 million at June 30, 2015. Primary changes in working capital include increases in cash of $35.5 million and other current assets of $2.4 million and decreases in inventory of $27.9 million, accounts payable of $7.3 million and current borrowings of $11.9 million. Other current assets increased primarily due to changes in tax-related items. Inventory decreased primarily due to improved supply chain efficiency. Accounts payable decreased primarily due to timing of payments.

For the fiscal year ended June 30, 2016, capital expenditures were $7.4 million including $1.1 million for distribution network expansion and $2.2 million for delivery equipment.

Dividend payments totaled $5.5 million for the current fiscal year compared to $5.1 million in the prior year. The Company has paid 298 consecutive quarterly cash dividends.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that demand for furniture products in the United States continues to be modest due to political and economic uncertainty. The Company may experience lower residential net sales in the first half of fiscal 2017 versus the prior year, when backlog was shipped due to the clearing of the west coast port congestion. The Company expects commercial net sales growth to continue during fiscal 2017. The Company will focus on streamlining product commercialization to increase sales with customers and continue controlling discretionary spending.

During fiscal year 2017, the Company expects to have the following expenditures:

  $14 million for capital expenditures and $3.5 million as SG&A expense for upgrading its business information systems to better meet market conditions, customer requirements and increasing operating efficiency; and
  $4 million in operating capital expenditures.

During the next two fiscal years, the Company plans to invest $25 million in North American manufacturing infrastructure to address aging facilities and improve efficiency. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	June 30,
	2016	2015

ASSETS

CURRENT ASSETS:
Cash	$36,780	$1,282
Trade receivables, net	44,618	45,101
Inventories	85,904	113,842
Other	9,141	10,997
Total current assets	176,443	171,222

NONCURRENT ASSETS:
Property, plant, and equipment, net	64,124	64,770
Other assets	6,329	8,627

TOTAL	$246,896	$244,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$11,023	$18,329
Notes payable – current	–	11,904
Accrued liabilities	22,334	21,087
Total current liabilities	33,357	51,320

LONG-TERM LIABILITIES:
Other long-term liabilities	3,889	6,552
Total liabilities	37,246	57,872

SHAREHOLDERS’ EQUITY	209,650	186,747

TOTAL	$246,896	$244,619

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
NET SALES	$122,764	$121,323	$500,106	$466,904
COST OF GOODS SOLD	(93,334)	(93,744)	(386,407)	(357,044)
GROSS MARGIN	29,430	27,579	113,699	109,860
SELLING, GENERAL AND ADMINISTRATIVE	(20,478)	(18,997)	(77,911)	(75,688)
LITIGATION SETTLEMENT REIMBURSEMENTS	–	–	2,280	250
OPERATING INCOME	8,952	8,582	38,068	34,422
OTHER (EXPENSE) INCOME	(78)	429	(72)	1,267
INTEREST EXPENSE	–	(41)	(69)	(130)
INCOME BEFORE INCOME TAXES	8,874	8,970	37,927	35,559
INCOME TAX PROVISION	(2,710)	(3,190)	(13,690)	(13,260)
NET INCOME	$6,164	$5,780	$24,237	$22,299

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,679	7,466	7,595	7,423
Diluted	7,865	7,766	7,765	7,708

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.80	$0.77	$3.19	$3.00
Diluted	$0.78	$0.74	$3.12	$2.89

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Fiscal Year Ended
	June 30,
	2016	2015

OPERATING ACTIVITIES:
Net income	$24,237	$22,299
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,556	4,945
Stock-based compensation expense	1,462	1,943
Deferred income taxes	2,731	605
Excess tax (benefit) expense from share-based payments	(1,761)	(817)
Change in provision for losses on accounts receivable	(100)	30
Gain (loss) on disposition of capital assets	(34)	(119)
Gain on life insurance policies	(346)	(745)
Other non-cash, net	--	(28)
Changes in operating assets and liabilities	20,614	(24,844)
Net cash provided by operating activities	54,359	3,269

INVESTING ACTIVITIES:
Net purchases of investments	(200)	(343)
Proceeds from sale of capital assets	76	155
Proceeds from life insurance policies	2,814	5,053
Capital expenditures	(7,382)	(37,424)
Net cash used in investing activities	(4,692)	(32,559)

FINANCING ACTIVITIES:
Dividends paid	(5,455)	(5,115)
Proceeds from issuance of common stock	1,593	790
Shares issued to employees, net of shares withheld	(164)	--
Excess tax benefit from share-based payments	1,761	817
(Repayments of) proceeds from current notes payable	(11,904)	11,904
Net cash (used in) provided by financing activities	(14,169)	8,396

Increase (decrease) in cash	35,498	(20,894)
Cash at beginning of period	1,282	22,176
Cash at end of period	$36,780	$1,282

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer